EX-99.h.6.a

EXHIBIT A*

to the Amended and Restated Expense Limitation Agreement between

ABERDEEN FUNDS and

ABERDEEN ASSET MANAGEMENT INC.

Name of Fund/Class	2016 Expense Limitation	2016 Expiration Date
Aberdeen China Opportunities Fund	1.62%	February 28, 2017
Aberdeen International Equity Fund	1.10%	February 28, 2017
Aberdeen Equity Long-Short Fund	1.40%	February 28, 2017
Aberdeen Global Equity Fund	1.19%	February 28, 2017
Aberdeen Global Natural Resources Fund	1.16%	February 28, 2017
Aberdeen U.S. Small Cap Equity Fund (formerly, Aberdeen Small Cap Fund)	1.15%	February 28, 2017
Aberdeen Tax-Free Income Fund	0.62%	February 28, 2017
Aberdeen Dynamic Allocation Fund	0.25%	February 28, 2017
Aberdeen Diversified Income Fund	0.25%	February 28, 2017
Aberdeen Diversified Alternatives Fund	0.25%	February 28, 2017
Aberdeen Asia Bond Fund	0.70%	February 28, 2017
Aberdeen Global Fixed Income Fund	0.85%	February 28, 2017
Aberdeen International Small Cap Fund (formerly, Aberdeen Global Small Cap Fund)	1.30%	February 28, 2017
Aberdeen Emerging Markets Fund	1.10%	February 28, 2017
Aberdeen Asia-Pacific (ex-Japan) Equity Fund	1.25%	February 28, 2017
Aberdeen Ultra-Short Duration Bond Fund	0.30%	February 28, 2017
Aberdeen Emerging Markets Debt Local Currency Fund	0.90%	February 28, 2017
Aberdeen Asia-Pacific Smaller Companies Fund	1.50%	February 28, 2017

Aberdeen U.S. Multi-Cap Equity Fund (formerly, Aberdeen U.S. Equity Fund)	0.90%	February 28, 2017
Aberdeen Emerging Markets Debt Fund	0.90%	February 28, 2017
Aberdeen European Equity Fund	1.10%	February 28, 2017
Aberdeen Latin American Equity Fund	1.30%	February 28, 2017
Aberdeen Japanese Equities Fund	1.00%	February 28, 2017
Aberdeen U.S. Mid Cap Equity Fund	1.00%	February 28, 2017

* As most recently approved at the December 15, 2015 Board Meeting.

[Signature Page to Exhibit A to the Amended & Restated Expense Limitation Agreement]

TRUST:
ABERDEEN FUNDS

By:
Name:
Title:

ADVISER:
ABERDEEN ASSET MANAGEMENT INC.

By:
Name
Title: